UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2015

______________________________

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas  77002
(Address of principal executive offices)

Registrant's telephone number, including area code: (713) 753-3011

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement

On September 25, 2015, KBR, Inc. ("KBR") entered into a new $1.0 billion unsecured revolving credit agreement (the "Credit Agreement") with Citibank, N.A., as Administrative Agent, Bank of America, N.A., ING Bank, N.V., Dublin Branch, BNP Paribas, and The Bank of Nova Scotia as Syndication Agents, Citibank, N.A., BNP Paribas, ING Bank, N.V., Dublin Branch, The Bank of Nova Scotia, Bank of America, N.A., and Compass Bank as initial Issuing Banks, Citigroup Global Markets Inc., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Inc., ING Bank, N.V., Dublin Branch, and The Bank of Nova Scotia as Joint Lead Arrangers and Bookrunners, and the other lenders party thereto. The Credit Agreement replaces the five-year unsecured revolving credit agreement, dated December 2, 2011, among KBR and the lenders party thereto (the "Prior Credit Agreement"); the Prior Credit Agreement terminated upon closing of the Credit Agreement.

The Credit Agreement is a five-year, revolving credit facility expiring September 25, 2020 and is guaranteed by certain of KBR's domestic subsidiaries. Subject to certain conditions, we may request (i) that the aggregate commitments under the Credit Agreement be increased by up to an additional $500 million, and (ii) that the Credit Agreement be extended by two additional one-year terms.

The Credit Agreement can be used for cash advances and the issuance of up to $1.0 billion in letters of credit for general corporate purposes.  Amounts drawn under the Credit Agreement will bear interest at variable rates, per annum, based either on (i) the London interbank offered rate plus an applicable margin of 1.375% to 1.75%, or (ii) a base rate plus an applicable margin of 0.375% to 0.75%, with the base rate being equal to the highest of (a) reference bank's publicly announced base rate, (b) the Federal Funds Rate plus 0.5%, or (c) the London interbank offered rate plus 1.0%.  The amount of the applicable margin to be applied will be determined by the Company's ratio of consolidated debt to consolidated EBITDA for the prior four fiscal quarters, except that for the fiscal quarter ending September 30, 2015, the ratio will be determined based on only the preceding three fiscal quarters, all as defined in the Credit Agreement.

The Credit Agreement provides for fees on letters of credit issued under the Credit Facility at a rate equal to the applicable margin for loans based on the London interbank offered rate, except for performance letters of credit, which are priced at 50% of such applicable margin.  KBR will pay a per annum commitment fee on any unused commitment under the Credit Agreement of between 0.225% and 0.25%, based on KBR's consolidated leverage ratio.

The Credit Agreement contains customary covenants similar to the Prior Credit Agreement which include financial covenants requiring maintenance of a ratio of consolidated debt to consolidated EBITDA of 3.5 to 1 and a minimum consolidated net worth of $1.2 billion plus 50% of consolidated net income for each quarter ending on or after September 30, 2015, and 100% of any increase in shareholders equity attributable to the sale of equity securities. The net worth covenant excludes the effects of changes in foreign currency translation adjustments from Shareholders' Equity (as defined in the Credit Agreement) for periods after January 1, 2015.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The description of the Credit Agreement in this Current Report on Form 8-K is qualified in its entirety by the terms of the Credit Agreement.

Item 1.02                          Termination of a Material Definitive Agreement

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01                          Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Revolving Credit Agreement dated as of September 25, 2015 among KBR, Inc., the Banks party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., ING Bank, N.V., Dublin Branch, BNP Paribas, and The Bank of Nova Scotia as Syndication Agents, Citibank, N.A., BNP Paribas, ING Bank, N.V., Dublin Branch, The Bank of Nova Scotia, Bank of America, N.A., and Compass Bank as initial Issuing Banks, and Citigroup Global Markets Inc., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Inc., ING Bank, N.V., Dublin Branch, and The Bank of Nova Scotia as Joint Lead Arrangers and Bookrunners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: October 1, 2015	By:	/s/ Beth Ann Dranguet
	Name: Title:	Beth Ann Dranguet Assistant Corporate Secretary